Comparison of change in value of $10,000 investment in Dreyfus GNMA Fund, Inc. and the Lehman Brothers GNMA Index

EXHIBIT A:

                           Lehman
  PERIOD      Dreyfus     Brothers
               GNMA         GNMA
            Fund, Inc.     Index *

  4/30/91     10,000       10,000
  4/30/92     10,965       11,169
  4/30/93     12,148       12,366
  4/30/94     12,235       12,374
  4/30/95     12,945       13,436
  4/30/96     13,994       14,637
  4/30/97     14,857       15,811
  4/30/98     16,399       17,392
  4/30/99     16,920       18,465
  4/30/00     17,216       18,890
  4/30/01     19,147       21,196

* Source: Lehman Brothers